UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒ Filed by the Registrant                           ☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UPBOUND GROUP, INC.

(Name of Registrant as Specified in Its Charter)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 21, 2026

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 2, 2026

This supplement (this “Supplement”) supplements the definitive proxy statement filed by Upbound Group, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on April 21, 2026 (the “2026 Proxy Statement”) and made available to the Company's stockholders in connection with the solicitation of proxies by the Company's Board of Directors (the “Board”) for use at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) on Tuesday, June 2, 2026 at 8:00 a.m. Central Time. This Supplement is being filed with the SEC and made available to stockholders on or about May 19, 2026.

Company Commitments Regarding the 2026 Long-Term Incentive Plan

This Supplement updates the disclosure in the 2026 Proxy Statement in the section titled "Proposal Five: Approval of the Upbound Group, Inc. 2026 Long-Term Incentive Plan" to add the following commitments by the Company with respect to the Upbound Group, Inc. Amended 2021 Long-Term Incentive Plan (the “2021 Plan”) and the Upbound Group, Inc. 2026 Long-Term Incentive Plan (the “2026 Plan”).

The 2026 Proxy Statement states, "Upon approval of the 2026 Plan, no additional awards will be granted under the 2021 Plan, and all shares remaining for future issuance pursuant to the 2021 Plan, which is estimated to be 2,752,202 as of March 11, 2026, will be canceled at that time." In furtherance of this statement, the Company commits to reduce the number of shares available under the 2026 Plan by any shares granted under the 2021 Plan during the period from March 11, 2026 through the 2026 Plan's approval by stockholders.

Except as described in this Supplement, none of the items or information presented in the 2026 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2026 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2026 Proxy Statement.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you desire to change your vote or revoke your proxy, please refer to the 2026 Proxy Statement for information on how to do so. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the 2026 Proxy Statement.

The Board recommends that stockholders vote "FOR" the approval of the 2026 Long-Term Incentive Plan.